Exhibit 10.11

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of December 6, 2013, by and among Symbid Corp., a Nevada corporation (the “Parent”), Maarten Timmerman (the “Indemnification and Shareholder Representative”), and Gottbetter & Partners, LLP (the “Escrow Agent”). Undefined capitalized terms used in this Agreement shall have the meaning given to them in the Share Exchange Agreement, as defined below.

WHEREAS, the Parent has entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Symbid Holding B.V., a privately held besloten vennootschap organized under the laws of The Netherlands (the “Company”), and the shareholders of the Company pursuant to which (i) the Company will become a wholly-owned subsidiary of the Parent, and (ii) the shareholders of the Company will receive 21,170,000 shares of common stock of the Parent (the “Exchange Shares”);

WHEREAS, the Share Exchange Agreement provides that 95% (11,400,000) of the 12,000,000 Exchange Shares allocated to the purchase of the Company shall be delivered to and in the names of the shareholders of the Company in connection with the closing under the Share Exchange Agreement and 5% (600,000) of the Exchange Shares (the “Escrow Shares”) to be issued to such shareholders of the Company in connection with the closing under the Share Exchange Agreement shall be delivered to and in the name of the Escrow Agent to secure the indemnification obligations of the shareholders of the Company as of the Closing Date, to the Parent;

WHEREAS, Zomer B.V., Gastropoda Equus B.V., Arena Amnis B.V., and Sanden Beheer B.V., each of which is a pre-Share Exchange officer and/or director of the Company and a pre-Share Exchange shareholder of the Company (the “Escrowing Company Shareholders”) have agreed to deliver the Escrow Shares on behalf of themselves and the other shareholders of the Company in the amounts provided in Attachment A hereto;

WHEREAS, the Share Exchange Agreement further provides that 9,170,000 of the Exchange Shares (the “Acquisition Escrow Shares”) shall be delivered to and in the name of the Escrow Agent on behalf of the shareholders of the Company and remain in escrow for up to six months following the closing under the Share Exchange Agreement with the ultimate disposition of such Acquisition Escrow Shares being determined, in part, by whether Parent acquires the balance of Gambitious B.V. and/or Equidam Holding B.V. not presently owned by Parent within such six month period and at what share price;

WHEREAS, Maarten Timmerman shall serve as the Indemnification and Shareholder Representative on behalf of the Escrowing Company Shareholders with respect to the Escrow Shares and on behalf of all of the shareholders of the Company with respect to the Acquisition Escrow Shares;

WHEREAS, the Share Exchange Agreement provides for the execution of this Agreement and the establishment of an escrow account and the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.

Escrow and Indemnification.

(a)

Escrow of 5% of the Initial 12,000,000 Exchange Shares.  Simultaneously with the execution of this Agreement, the Parent and Escrowing Company Shareholders shall cause to be issued and shall deposit with the Escrow Agent certificates representing an aggregate of 600,000 shares of common stock of the Parent, as determined pursuant to Section 1.7(b) of the Share Exchange Agreement, issued in the name of the Escrow Agent. The shares deposited with the Escrow Agent pursuant to this Section 1(a) are referred to herein as the “Escrow Shares.”

(b)

Escrow of Acquisition Escrow Shares.  Simultaneously with the execution of this Agreement, the Parent shall cause to be issued and shall deposit with the Escrow Agent certificates representing an aggregate of 9,170,000 shares of common stock of the Parent, as determined pursuant to Section 1.7(b) of the Share Exchange Agreement issued in the name of the Escrow Agent. The shares deposited with the Escrow Agent pursuant to this Section 1(b) are referred to herein as the “Acquisition Escrow Shares”. The Acquisition Escrow Shares shall remain in escrow for up to six months. If during such six month period Parent, (directly and/or through the Company or another subsidiary) shall acquire 100% ownership of both Gambitious B.V. and Equidam Holding B.V. (in which the Company currently holds minority interests). Parent will assign 3,000,000 of the Acquisition Escrow Shares to Equidam Holding B.V. (“Equidam Escrow Shares”) and 5,000,000 of the Acquisition Escrow Shares to Gambitious B.V. (“Gambitious Escrow Shares”). In the event that Parent acquires the balance of Equidam Holding B.V. within the six month period, then the amount of Equidam Escrow Shares equal to the number of shares of Parent Common Stock to be issued as consideration for the balance purchase of Equidam Holding B.V. shall be cancelled, and the remainder of the Equidam Escrow Shares shall be distributed pro rata to the pre-Share Exchange stockholders of the Company after such acquisition is completed. In the event that Parent acquires the balance of Gambitious B.V. within the six month period, then the amount of Gambitious Escrow Shares equal to the number of shares of Parent Common Stock to be issued as consideration for the balance purchase of Gambitious B.V. shall be cancelled, and the remainder of the Gambitious Escrow Shares shall be distributed pro rata to the pre-Share Exchange stockholders of the Company after such acquisition is completed. If either transaction is not completed within six months after Closing, then the Acquisition Escrow Shares allocated to that transaction shall be cancelled, and if both such acquisitions are not completed within six months after the Closing, then all 8,000,000 of the Acquisition Escrow Shares allocated to the purchase of the balance of Equidam Holding B.V. and Gambitious B.V. shall be cancelled.  The issuance of shares pursuant to these transactions shall be subject to the same five percent indemnity clause set forth above with such escrow shares to be held back from the Parent issuances to the shareholders of Gambitious B.V. and Equidam Holding B.V. Alternatively, members of Company management will escrow the additional shares necessary to cover the five (5%) percent.

Irrespective of whether Parent or the Company acquires 100% ownership of Equidam Holding B.V. or Gambitious B.V. within the six month period following the closing under the Share Exchange, in recognition of the fact that the Company presently owns 9% of Equidam Holding B.V. and 18% of Gambitious B.V., an amount of Acquisition Escrow shares equal to 9% of the 3,000,000 Acquisition Escrow Shares to be escrowed with respect to the prospective purchase of the balance of Equidam Holding B.V. (270,000 shares) and an amount of Acquisition Escrow shares equal to 18% of the 5,000,000 Acquisition Escrow Shares to be escrowed with respect to the prospective purchase of the balance of Gambitious B.V. (900,000 shares), shall be distributed on a pro-rata basis upon the earlier of the closings of the respective purchases or six months following the closing under the Share Exchange to the pre-Share Exchange stockholders of the Company. This will have no effect on whether other Acquisition Escrow Shares shall be distributed to the Company stockholders in connection with the prospective balance purchases of Equidam Holding B.V. and Gambitious B.V. The 1,170,000 Acquisition Escrow Shares to be distributed pursuant to this paragraph (the “Automatically Distributable Acquisition Escrow Shares”) will also be subject to a five percent indemnity clause with 58,500 of such Automatically Distributable Acquisition Escrow Shares to be held back from the issuance to the pre-Share Exchange stockholders of the Company. Company management may, in its discretion, determine to escrow the shares necessary to cover the five percent.

For the sake of clarity, if Parent issues 3,000,000 shares to purchase the balance of Equidam Holding B.V. and 5,000,000 shares to purchase the balance of Gambitious B.V., all 8,000,000 of the Acquisition Escrow Shares allocated to the balance purchases of Equidam Holding B.V. and Gambitious B.V. shall be cancelled. A similar result with respect to 8,000,000 of the Acquisition Escrow Shares will occur if Parent does not complete the balance purchase of either Equidam Holding B.V. or Gambitious B.V. within the six month period except in that circumstance, no shares would be issued by Parent. If the Parent issues less than 3,000,000 shares to purchase the balance of Equidam Holding B.V. and less than 5,000,000 shares to purchase the balance of Gambitious B.V., the pre-Share Exchange stockholders of the Company are allowed to retain Acquisition Escrow Shares, in addition to the Automatically Distributable Escrow Shares, in an amount which represents the difference between the amount allocated to the completion of the respective balance purchases and the amount of shares actually issued by Parent to accomplish same. If for example, Parent issues 3,000,000 shares to purchase the balance of Equidam Holding B.V. and issues 4,000,000 shares to purchase the balance of Gambitious B.V., the pre-Share Exchange stockholders of the Company would retain, in addition to the Automatically Distributable Escrow Shares, no additional Acquisition Escrow Shares as the result of the balance purchase of Equidam Holding B.V. but would retain an additional 1,000,000 Acquisition Escrow Shares as the result of the balance purchase of Gambitious B.V.

(c)

Escrow Shares and Additional Escrow Shares Not Subject to Lien or Attachment.  The Escrow Shares and Additional Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to hold the Escrow Shares and Additional Escrow Shares in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement.  The Escrow Shares and Additional Escrow Shares shall be issued in the name of Gottbetter & Partners, LLP, as Escrow Agent.

(d)

Indemnification. The Escrowing Company Stockholders of the Company have agreed in Section 6.1 of the Share Exchange Agreement to indemnify and hold harmless the Parent from and against certain Damages (as defined in Section 6.1 of the Share Exchange Agreement). The Escrow Shares shall be (i) security for the indemnity obligations of the shareholders of the Company, subject to the limitations, and in the manner provided, in this Agreement and the Share Exchange Agreement and (ii) except as otherwise provided in the Share Exchange Agreement, shall be the exclusive means for the Parent to collect any Damages with respect to which the Parent is entitled to indemnification under Article 6 of the Share Exchange Agreement.

(e)

Dividends, Etc. Any securities distributed in respect of or in exchange for any of the Escrow Shares or Acquisition Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares and Acquisition Escrow Shares, as applicable, for purposes hereof. Any cash dividends or property (other than securities) distributed in respect of the Escrow Shares shall promptly be distributed by the Escrow Agent to the Escrowing Company Shareholders in accordance with Section 3(c) hereof. Any cash dividends or property (other than securities) distributed in respect of the Acquisition Escrow Shares shall promptly be delivered by the Escrow Agent to the shareholders of the Company in accordance with Section 3(c) hereof.

(f)

Voting of Shares. The Indemnification and Shareholder Representative shall have the right, in his sole discretion, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares and Additional Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares or Additional Escrow Shares.

(g)

Transferability. The respective interests of the Escrowing Company Shareholders in the Escrow Shares and all of the Company shareholders in the Acquisition Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Parent, and no such assignment or transfer shall be valid until such notice is given.

2.

Intentionally Omitted.

3.

Distribution of Escrow Shares and Additional Escrow Shares.

(a)

The Escrow Agent shall distribute the Escrow Shares and Acquisition Escrow Shares, as applicable, only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed, with respect to the Escrow Shares or Acquisition Escrow Shares, as applicable, by both the Parent and the Indemnification and Shareholder Representative and that instructs the  Escrow Agent as to the distribution of some or all of the Escrow Shares or Acquisition Escrow Shares, as applicable, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Parent or the Indemnification and Shareholder Representative that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares or Acquisition Escrow Shares, as applicable, or (iii) the provisions of Section 3(b) hereof.

(b)

Within five business days after December 5, 2015 (the “Termination Date”), the Escrow Agent shall have the Escrow Shares reissued in the names of the Escrowing Company Shareholders in direct proportion to the respective pre-share Exchange interests in the Company and distribute to the Escrowing Company Shareholders all of the Escrow Shares then held in escrow. Notwithstanding the foregoing, if the Parent has previously delivered to the Escrow Agent a copy of a Claim Notice (as hereinafter defined) and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, or if the Parent has previously delivered to the Escrow Agent a copy of an Expected Claim Notice (as hereinafter defined) and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Termination Date such number of Escrow Shares as have a Value (as defined in Section 4 below) equal to the Claimed Amount (as hereinafter defined) covered by such Claim Notice or equal to the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any Escrow Shares so retained in escrow shall be distributed only in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof. For purposes of this Agreement, a Claim Notice means a written notification under the Share Exchange Agreement given by the Parent to the Escrowing Company Shareholders which contains (i) a detailed description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Parent, (ii) a statement that the Parent is entitled to indemnification under Article 6 of the Share Exchange Agreement for such Damages and a reasonable detailed explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in Section 6.3 of the Share Exchange Agreement) in the amount of such Damages. For purposes of this Agreement, an Expected Claim Notice means a notice delivered pursuant to the Share Exchange Agreement by the Parent to an Escrowing Company Shareholder, before expiration of a representation or warranty, to the effect that, as a result of a legal proceeding instituted by or written claim made by a third party, the Parent reasonably expects to incur Damages as a result of a breach of such representation or warranty.

(c)

Any distribution of all or a portion of the Escrow Shares (or cash or other property pursuant to Section 2(c)) to the Escrowing Company Shareholders shall be made by delivery of stock certificates issued in the name of the Escrowing Company Shareholder (or cash or other property), covering such percentage of the Escrow Shares (or cash or other property) being distributed as is calculated in accordance with the percentages set forth opposite each such Escrowing Company Shareholder’s name on Attachment A attached hereto. Distributions to the Escrowing Company Shareholders shall be made by mailing stock certificates to such holders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such Escrowing Company Shareholder). No fractional Escrow Shares shall be distributed to Escrowing Company Shareholders pursuant to this Agreement. Instead, the number of shares that each Escrowing Company Shareholder shall receive shall be rounded up or down to the nearest whole number (provided that the Indemnification Representative shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares to be distributed equals the number of Escrow Shares then held in the Escrow Account).

(d)

If the Parent fails to acquire the remaining interests in both Gambitious B.V. and Equidam Holding B.V. within six months of the date hereof, the Escrow Agent shall promptly deliver all of the Acquisition Escrow Shares, except for the Automatically Distributable Acquisition Escrow Shares, to the Parent’s transfer agent for cancellation. If the Parent acquires the remaining interests of Gambitious B.V. but not Equidam Holding B.V. within six months of the date hereof, 2,730,000 of the 3,000,000 Acquisition Escrow Shares allocated to the purchase of Equidam Holding B.V. shall be promptly delivered by the Escrow Agent to Parent’s transfer agent for cancellation and the balance of the Acquisition Escrow Shares shall be transferred and/or cancelled in the manner provided in Section 1(b) above. If the Parent acquires the remaining interests of Equidam Holding B.V. but not Gambitious B.V. within 6 months of the date hereof, 4,100,000 of the 5,000,000 Acquisition Escrow Shares allocated to the purchase of Gambitious B.V. shall be promptly delivered by the Escrow Agent to the Parent’s transfer agent for cancelation and the balance of the Additional Escrow Shares shall be transferred and/or cancelled in the manner provided in Section 1(b), above. If the Parent acquires the remaining interests in both Gambitious B.V. and Equidam Holding B.V. within six months of the date hereof, the Additional Escrow Shares, including the Automatically Distributable Acquisition Escrow Shares, shall be transferred and/or cancelled in the manner provided in Section 1(b) above.

4.

Valuation of Escrow Shares. For purposes of this Agreement, the “Value” of any Escrow Shares or Additional Escrow Shares shall be $0.50 per share (subject to subsequent adjustment for stock splits, stock dividends, or similar events affecting the Escrow Shares following the Share Exchange), multiplied by the number of such Escrow Shares.

5.

Fees and Expenses of Escrow Agent. The Parent shall pay the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder.

6.

Limitation of Escrow Agent’s Liability.

(a)

The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

(b)

The Parent agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder.

7.

Amounts Payable by Escrowing Company Shareholders. The amounts payable by the Escrowing Company Shareholders under this Agreement (i.e., the indemnification obligations pursuant to Section 1(d)) shall be payable solely as follows. The Escrow Agent shall notify the Indemnification and Shareholder Representative of any such amount payable by such Escrowing Company Shareholder as soon as it becomes aware that any such amount is payable, with a copy of such notice to the Parent. The Indemnification and Shareholder Representative shall promptly notify the Escrowing Company Shareholders regarding same. On the sixth business day after the delivery of such notice, the Escrow Agent shall sell such number of Escrow Shares (up to the number of Escrow Shares then available in the Escrow Account), subject to compliance with all applicable securities laws, as is necessary to raise such amount, and shall be entitled to apply the proceeds of such sale in satisfaction of such indemnification obligations of the Escrowing Company Shareholders; provided that the Indemnification and Shareholder Representative delivers to the Escrow Agent (with a copy to the Parent), within five business days after delivery of such notice by the Indemnification and Shareholder Representative, a written notice contesting the legitimacy or reasonableness of such amount as applied specifically to them, then the Escrow Agent shall not sell any Escrow Shares to raise the disputed portion of such claimed amount except in accordance with the terms of clauses (i) or (ii) of Section 3(a).

8.

Termination. This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrow Shares and Additional Escrow Shares in accordance with this Agreement; provided that the provisions of Sections 6 shall survive such termination.

9.

Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

If to the Parent:

Symbid Corp.

Van Vollenhovenstraat 56A

3016 BK Rotterdam

The Netherlands

Attn:  Korstiaan Zandvliet, CEO

with a copy to (which shall not constitute notice hereunder):

Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY 10022

Attn:  Scott Rapfogel, Esq.

Facsimile:  212.400.6901

If to any Company Shareholder:

c/o Maarten Timmerman as Indemnification and Shareholder Representative

Gansstraat 53, 3582 EC

Utrecht, Netherlands

If to the Escrow Agent:

Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY 10022

Attn:  Adam S. Gottbetter, Esq.

Facsimile:  212.400.6901

Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 9.

10.

Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 10 days prior to the date when such resignation shall take effect. The Parent may appoint a successor Escrow Agent without the consent of the Indemnification and Shareholder Representative, as such term is defined in the Share Exchange Agreement, and may appoint any other successor Escrow Agent with the consent of the Indemnification and Shareholder Representative, which shall not be unreasonably withheld. If, within such notice period, the Parent provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares or Acquisition Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor. If no successor Escrow Agent is named as provided in this Section 10 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

11.

General.

(a)

Governing Law; Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(b)

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)

Entire Agreement. Except for those provisions of the Share Exchange Agreement applicable to the Escrow Shares and Acquisition Escrow Shares, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

(d)

Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

(e)

Amendment. This Agreement may be amended only with the written consent of the Parent, the Escrow Agent and the Indemnification Representative.

(f)

Consent to Jurisdiction and Service. The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of New York and of any Federal court located in the State of New York in connection with any actions or proceedings brought against any party hereto by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to such party, at their respective addresses in accordance with Section 10 hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SYMBID CORP.

By: /s/ Noah Levinson

Name: Noah Levinson

Title: President

INDEMNIFICATION AND SHAREHOLDER REPRESENTATIVE

/s/ Maarten Timmerman

MAARTEN TIMMERMAN

GOTTBETTER & PARTNERS, LLP

By:/s/ Adam S. Gottbetter

Name: Adam S. Gottbetter

Title: Managing Partner

ATTACHMENT A

ESCROWING COMPANY SHAREHOLDERS	NO. OF SHARES	PERCENTAGE	ADDRESS

Zomer B.V.	263,777	43.96%	Gansstraat 53 3582 EC in Utrecht (Netherlands)

Gastropoda Equus B.V.	113,847	18.97%	Sint-Jobsweg 24K 3024 EJ in Rotterdam (Netherlands)

Arena Amnis B.V.	110,313	18.39%	Willem Buytewechstraat 123B 3024 XC in Rotterdam (Netherlands)

Sanden Beheer B.V.	112,063	18.68%	Blankenstraat 51C 1018 RR in Amsterdam (Netherlands)

TOTAL	600,000	100%